Exhibit 10.4

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is made and entered into effective as of April 15, 2019 (the “Effective Date”), between Enterprise Products Company (“Company”) and Brent B. Secrest (“Employee”).

WHEREAS, the Company and Employee desire to enter into this Agreement to provide a contingent retention payment to encourage Employee (i) to remain employed with the Company through May 31, 2023 (the “Completion Date”), (ii) to continue to perform Employee’s duties in a highly effective manner, and (iii) to proactively support the business strategy of the Company and its Company Affiliates (as defined below);

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties hereby agree as follows:

1.	Retention Payment

A.     Provided that Employee shall have remained continuously employed as an active fulltime employee of Company from the Effective Date through the Completion Date (“Retention Period”), and provided that Employee continues to perform Employee’s duties during the Retention Period in a highly effective manner, as determined by the key executives (“Management”) of the Company (“Performance Requirement”), the Company shall pay Employee a cash retention bonus of $1,000,000, less all applicable withholding taxes and other required deductions on such payment, in a lump sum within seven business days following the Completion Date (“Retention Payment”).

B.    If Employee incurs a Qualifying Termination (as defined below) prior to the end of the Retention Period and Employee has met the Performance Requirement through Employee’s termination date, the Company shall pay Employee (or in the event of Employee’s death, Employee’s estate) a cash payment equal to a “pro-rata amount” of the Retention Payment, less all applicable withholding taxes and other required deductions on such payment, in a lump sum within seven business days following Employee’s Qualifying Termination date (the “Pro-rated Amount”). The Pro-rated Amount shall be determined based on the number of days Employee is employed during the Retention Period over the total number of days in the Retention Period. A “Qualifying Termination” means Employee’s employment with the Company and its Company Affiliates is terminated prior to the Completion Date (i) due to Employee’s death or Disability (as defined below), or (ii) by the Company other than for Cause (as defined below). Employee’s Qualifying Termination must constitute a “separation from service”, as such term is defined by the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

C.    If Employee’s employment with the Company and the Company Affiliates terminates prior to the Completion Date for any reason other than a Qualifying Termination, then, effective upon Employee’s termination of employment, Employee shall cease to have any rights under this Agreement and no payment shall be due or payable to Employee pursuant to this Agreement.

D.    The determinations of whether there has been a Qualifying Termination of Employee’s employment and whether Employee has satisfied the Performance Requirement shall be determined by Management, in its good faith discretion, and such determination shall be binding for all purposes.

2.	Definitions

A.    Termination for Cause under this Agreement shall mean a determination made in good faith by Management that Cause exists to terminate Employee. As used herein, “Cause” shall mean (i) an act of willful misconduct or gross negligence by Employee in the performance or non-performance of Employee’s duties, (ii) Employee’s appropriation (or attempted appropriation) of a business opportunity of the Company or any Company Affiliate, including attempting to secure or securing any personal gain in connection with any transaction entered into on behalf of the Company or any Company Affiliate, (iii) Employee’s misappropriation (or attempted misappropriation) of any funds or property of the Company or any Company Affiliate, (iv) Employee’s willful failure to perform any substantial duties of Employee’s position (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or disability), (v) Employee’s failure to perform Employee’s duties at a satisfactory level, as determined in good faith by Management, or (vi) Employee’s conviction of, indictment for (or its procedural equivalent), or entering a guilty plea or a plea of no contest, with respect to any misdemeanor involving moral turpitude or any felony.

B.    “Company Affiliate” under this Agreement shall mean and include (i) EPCO Holdings, Inc., (ii) Enterprise Products OLPGP, Inc., (iii) Enterprise Products Partners, L.P. (“EPD”), (iv) Enterprise Products Holdings LLC, (v) Enterprise Products Operating LLC, (vi) the respective subsidiaries or affiliates of any of the foregoing entities, (vii) any other entity (A) which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company or any of the foregoing entities or (B) in which any of the Company or any of the foregoing entities has a direct or indirect ownership interest, (viii) any other entity (a) which is controlled, directly or indirectly, by the Estate of Dan L. Duncan, Deceased, his spouse, his descendants or any trusts for any of their respective benefit, individually, collectively or in any combination, or (b) in which any of them has a direct or indirect ownership interest and (ix) any predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors, or assigns of any of the foregoing.

C.    “Disability” under this Agreement shall mean Employee is unable to perform the duties of Employee’s position of employment or any substantially similar position of employment due to a medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months.

3.	Term of Agreement

This Agreement shall terminate on the earliest to occur of (i) the date of payment of the Pro-rated Amount to Employee (or Employee’s estate) following a Qualifying Termination; (ii) the date of Employee’s termination of employment with the Company for any reason other than a Qualifying Termination; (iii) the date of payment of the Retention Payment following the Completion Date; or (iv) a violation of Section 4.A. or 4.F. by Employee.

4.	Miscellaneous

A.    Employee shall not have any power to anticipate, pledge, assign, encumber or dispose of any right, title, or interest of Employee in any payment that may become payable to Employee under this Agreement, other than by will or the laws of descent and distribution. Any violation of this Paragraph A. shall automatically terminate this Agreement without any payment due Employee.

B.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee. Nothing in this Agreement shall confer on Employee any right to continued employment with the Company or affect in any way the right of the Company to terminate Employee’s employment at any time.

C.    Any payment that may be made to Employee under this Agreement is not intended to be, and shall not be construed as being, an addition to Employee’s base salary (or included in any calculation of his base salary for increase purposes) or included in determining the amount of any benefits due Employee under any employee benefit plan of the Company, unless inclusion or consideration of such payment is expressly provided for in such employee benefit plan. Any payment made hereunder shall be in addition to any discretionary and/or incentive compensation that the Company or any Company Affiliate may, in its sole discretion, grant Employee from time to time.

D.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law principles, and without regard to the place of execution or performance of Employee’s employment duties, or the residence of the parties. The parties hereby agree that the exclusive venue for any dispute relating to this Agreement shall be in Harris County, Texas and the parties hereby consent to the jurisdiction of the courts in such venue.

E.    If any payment to be made to Employee under this Agreement on or following Employee’s separation from service would fail to satisfy the requirements of the short-term deferral exception under Section 409A or otherwise constitute nonqualified deferred compensation subject to Section 409A, and Employee is at such time a “specified employee”, within the meaning of Section 409A (as determined by the Company in accordance with any method permitted under Section 409A), then, notwithstanding any provision of this Agreement to the contrary, such payment shall instead be paid in a lump sum (without interest) on the first business day of the seventh calendar month after Employee’s separation from service. This Agreement is intended, and its terms shall be interpreted as necessary, to comply with Section 409A.

F.    This Agreement constitutes the entire agreement of the parties with regard to the specific subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter, and supersedes, replaces and terminates any prior or contemporaneous agreement, understanding or promise (oral or written) between Employee and the Company or any Company Affiliate with respect to this subject matter. Each party to this Agreement acknowledges that no representation, inducement, which is not embodied herein, and that no agreement, statement or promise relating to the subject matter that is not contained in this Agreement shall be valid or binding. Employee understands that the terms of this Agreement are confidential and Employee shall not disclose either the existence of this Agreement or the terms hereof. Should Employee violate the confidentiality provisions of this Agreement, Employee shall not be eligible or entitled to receive any payment that otherwise may become due under this Agreement.

G.    This Agreement is executed by the parties effective for all purposes as of the Effective Date. No change in this Agreement shall be effective unless made in writing and executed by both parties.

COMPANY		EMPLOYEE

Enterprise Products Company

By:	/s/ Randa L. Duncan	By:	/s/ Brent B. Secrest
Name:	Randa L. Duncan	Name:	Brent B. Secrest
Title:	Chairman	Dated:	April 1, 2019
Dated:	April 1, 2019

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